UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 1, 2016

(Exact name of registrant as specified in its charter)

Maryland (State or Other Jurisdiction of Incorporation)	001-35072 (Commission File Number)	65-1310069 (I.R.S. Employer Identification No.)

4655 Salisbury Road, Suite 110, Jacksonville, FL 32256

(Address of principal executive offices)

Registrant's telephone number, including area code: (800) 342-2824

No Change

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02. DEPARTURE OF DIRECTORS OR PRINCIPAL OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF PRINCIPAL OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS

(e)      On April 1, 2016, the compensation committee of the Board of Directors (the Compensation Committee) of Atlantic Coast Financial Corporation (the Company), the holding company for Atlantic Coast Bank (the Bank), approved employment agreements (collectively, the Employment Agreements) for John K. Stephens, Jr., the Company’s and the Bank’s President and Chief Executive Officer; Tracy L. Keegan, the Company’s and the Bank’s Executive Vice President, Chief Financial Officer; and Phillip S. Buddenbohm, the Bank’s Executive Vice President, Chief Credit Officer (each, an Executive).

The Employment Agreements are between the Bank and each of Mr. Stephens, Ms. Keegan, and Mr. Buddenbohm. Each Employment Agreement is for a term of one year (which may be renewed for successive periods of one year thereafter unless otherwise terminated as set forth in the Employment Agreement), provides for an annual base salary ($402,000 for Mr. Stephens, $220,000 for Ms. Keegan, and $190,000 for Mr. Buddenbohm), and entitlement to potential equity and non-equity incentive/bonus awards, reimbursement for business expenses, benefits under the Bank’s policies, perquisites customarily provided to the Bank’s executive officers, supplemental life insurance coverage equal to three times the Executive’s base salary, four weeks of vacation pay, and monthly disability benefits to age 65 not to exceed the lesser of: (i) 60% of base salary (with such coverage to increase following any increase in the base salary) or (ii) $25,000.

The Employment Agreements may be terminated by the Bank without Cause (as defined in the Employment Agreements), by the Bank for Cause, and by the Executive upon the Executive’s voluntary resignation. If terminated by the Bank without Cause, the Executive is entitled to a payment in an amount equal to two times the sum of: (i) the then current annual salary, plus (ii) the annual premium for family medical, life and disability insurance coverages. In the event the Executive’s employment is terminated within twelve months following the closing of a Change in Control (as defined in the Employment Agreements) other than for Cause or by the Executive for Good Reason (as defined in the Employment Agreements), then the Executive is entitled to a payment in an amount equal to two times (or three times in the case of Mr. Stephens) the sum of: (i) the then current annual salary, plus (ii) the annual premium for family medical, life and disability insurance coverages, plus (iii) the average cash bonus received by the Executive during the three-year period preceding the closing of such Change in Control. The amounts are payable in a single lump sum. In addition, any unvested restricted stock awards, stock options, and other equity awards will become fully vested as of the date of termination. However, if any portion of the foregoing payments would be subject to the excise tax imposed under Section 4999 of the Internal Revenue Code of 1986, as amended (the Code) or would be non-deductible by the Company or the Bank pursuant to Section 280G of the Code, then the payments will be reduced (but not below zero) if and to the extent necessary so that no portion of any payment would be subject to the foregoing excise taxes or non-deductible by the Company or the Bank pursuant to Section 280G of the Code.

The Employment Agreements also include non-competition, non-solicitation, confidentiality, and other restrictive covenants binding on the Executive and provide for the Bank to withhold compensation if required pursuant to applicable law. Any incentive-based or other compensation paid to the Executive under the agreement or any other agreement or arrangement with the Bank that is subject to recovery under any law, regulation or stock exchange listing requirement will be subject to such deduction and clawback as may be required to be made pursuant to such law, regulation or requirement (or any policy adopted by the Bank).

In addition to approving the Employment Agreements, on April 1, 2016, the Compensation Committee approved a cash bonus payable to Ms. Keegan in the amount of $40,000 in recognition of her performance during the Company’s and the Bank’s fiscal year ended December 31, 2015.

ITEM 9.01. FINANCIAL STATEMENTS AND EXHIBITS

(d)	Exhibits

10.1	Atlantic Coast Bank Employment Agreement, dated April 1, 2016, by and between Atlantic Coast Bank and John K. Stephens, Jr.

10.2	Atlantic Coast Bank Employment Agreement, dated April 1, 2016, by and between Atlantic Coast Bank and Tracy L. Keegan

10.3	Atlantic Coast Bank Employment Agreement, dated April 1, 2016, by and between Atlantic Coast Bank and Phillip S. Buddenbohm

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ATLANTIC COAST FINANCIAL CORPORATION

Date: April 7, 2016	By:	/s/ Tracy L. Keegan
		Name: Title:	Tracy L. Keegan Executive Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit Number	Description

10.1	Atlantic Coast Bank Employment Agreement, dated April 1, 2016, by and between Atlantic Coast Bank and John K. Stephens, Jr.

10.2	Atlantic Coast Bank Employment Agreement, dated April 1, 2016, by and between Atlantic Coast Bank and Tracy L. Keegan

10.3	Atlantic Coast Bank Employment Agreement, dated April 1, 2016, by and between Atlantic Coast Bank and Phillip S. Buddenbohm